Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS NET INCOME OF $2.3 MILLION FOR 2005, AN INCREASE OF $2 MILLION OVER 2004

Solid Results in Traditionally Challenging Fourth Quarter Cap a Strong 2005

Results Highlights
  Significant improvement over last year's same period, with a net loss for the quarter of ($151,000), or ($0.01) per common share, compared to a net loss of ($452,000), or ($0.02) per common share, for the fourth quarter 2004
  Earnings Per Share increased to $0.09 in 2005 compared to $0.00 in 2004
  Company has achieved ten straight quarters of improved results over prior year's period

PEARL RIVER, N.Y. - March 16, 2006 - Hudson Technologies, Inc. (Nasdaq: HDSN), a leading refrigerant services company specializing in proprietary on-site decontamination services for large comfort and process cooling systems, today announced results for the fourth quarter and year ending December 31, 2005.

Revenues for the fourth quarter of 2005 were $2.9 million, compared to $2.87 million from last year's comparable period. The net loss for the quarter totaled ($151,000), or ($0.01) per common share, compared to a net loss of ($452,000), or ($0.02) per common share, for last year's same period.

Revenues for the year ending December 31, 2005, totaled $19.2 million, an increase of $4.6 million, or 32 percent, compared to $14.6 million for the year ending December 31, 2004. The increase in revenues was primarily attributable to an increase in refrigerant revenues of $5.4 million, offset by a decrease in RefrigerantSide® services revenues of $746,000.

For the year ending December 31, 2005, the Company reported net income totaling $2.3 million, or $0.09 per common share. This compares to net income of $264,000 for the previous year, and after non-cash charges of $228,000 for payment-in-kind of preferred stock dividends, $0.00 per common share.

Comments by Kevin Zugibe, chairman and chief executive officer, Hudson Technologies:

"Despite a traditionally challenging fourth quarter, we have beaten the previous year's fourth quarter results and achieved our strongest fourth quarter results since 1995. This marks the tenth straight quarter that Hudson has exceeded the performance of the prior year's period, further evidence of Hudson's continued operational and business improvement.

"Throughout 2005, the market for certain refrigerants yielded sustained and exceptionally strong demand and higher prices, particularly in the second quarter of 2005. These conditions helped Hudson increase its refrigerant revenues in 2005 by approximately $5.4 million over 2004's refrigerant sales.

"We are pleased to report that Hudson has extended its reclamation contract with DuPont Fluoroproducts, the nation's leading provider of refrigerant products, through February 2008. Hudson has been providing reclamation services to DuPont and its Refrigerants Distributor Network since 1997, and with this extension, will continue providing DuPont with those services through at least February 2008.  We believe that Hudson's leading-edge technology and capabilities enable us to provide DuPont, as well as all of our customers, with the best refrigerant reclamation services available in the industry.  We look forward to the continuation of our relationship with this world-class company.

"We are also pleased to report that Hudson has secured a one-year extension of its existing credit line facility with Keltic Financial Partners, LP, which was set to expire in May 2006, and at a reduced interest rate."

Conference Call Information

Hudson Technologies will host a conference call to discuss the fourth-quarter 2005 and year-end results and additional matters today at 10:00 a.m. Eastern. To listen to the conference call, dial 866-296-6505. Callers should please call at least five minutes prior to the scheduled start time and verbally give the operator the following access code: 7045414.

A replay of the call will be available for one week through March 23, 2006, and can be accessed by dialing 1-585-295-5445 and using the following access code: 91209236.

A web stream replay of the call will be available for 30 days through April 16 at the following link: http://app.replayrecorder.com/budget?replaycode=91209236

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry.  Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems.  Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate.  In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets.  For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Act of 1995

Statements contained herein, which are not historical facts constitute forward-looking statements, involve a number of known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changes in the demand and price for refrigerants, including unfavorable market conditions adversely affecting the demand for, and the price of refrigerants, the company's ability to source CFC and non-CFC based refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing and other risks detailed in the company's periodic reports filed with the Securities and Exchange Commission. The words believe, expect, anticipate, may, plan, should and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: Eric Anderson/David Olsen Coltrin & Associates (212) 221-1616 hudsontech@coltrin.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except for share and per share amounts)

	For the three month period ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
	(unaudited)
Revenues	$2,901	$2,866	$19,223	$14,613
Cost of sales	1,884	1,868	11,720	9,490
Gross Profit	1,017	998	7,503	5,123

Operating expenses:
Selling and marketing	328	403	1,487	1,428
General and administrative	606	791	2,809	2,462
Depreciation and amortization	158	182	619	733
Total operating expenses	1,092	1,376	4,915	4,623

Operating income (loss)	(75)	(378)	2,588	500

Other income (expense):
Interest expense	(85)	(74)	(303)	(341)
Other income	9	--	9	105
Total other income (expense)	(76)	(74)	(294)	(236)

Income (loss) before income taxes	(151)	(452)	2,294	264

Income taxes	--	--	24	--

Net income (loss)	(151)	(452)	2,270	264

Preferred stock dividends	--	--	--	(228)

Available for common shareholders	$ (151)	$ (452)	$ 2,270	$ 36
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Net income (loss) per common share - basic and diluted	$ (0.01)	$ (0.02)	$ 0.09	$ 0.00
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Weighted average number of shares outstanding - basic	25,748,344	25,517,594	25,590,698	21,388,102
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Weighted average number of shares outstanding - diluted	25,748,344	25,517,594	25,734,313	21,417,814
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